Exhibit 8.1

Mayer Brown LLP 71 South Wacker Drive Chicago, IL 60606 United States of America T: +1 (312) 782 0600 F: +1 (312) 701 7711 mayerbrown.com

August 20, 2026 Carvana Receivables Depositor LLC 300 E. Rio Salado Parkway, Bldg. 1 Tempe, Arizona 85281
Re: Carvana Receivables Depositor LLC Registration Statement on Form SF-3 (No. 333-285582)
Ladies and Gentlemen:
We have acted as special federal tax counsel to Carvana Receivables Depositor LLC, a Delaware limited liability company (the “Company”), in connection with the above-captioned registration statement (such registration statement, together with the exhibits and any amendments thereto, the “Registration Statement”) and the offering of Class A-1, Class A-2, Class A-3, Class A-4, Class B, Class C and Class D Auto Loan Asset Backed Notes (collectively, the “Offered Notes”), in each case, in the initial principal amount specified in the final prospectus dated August 18, 2026 (the “Prospectus”), which Prospectus has been filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended. As described in the Prospectus, the Offered Notes and the other notes described in the Prospectus (collectively with the Offered Notes, the “Notes”) will be issued by Carvana Auto Receivables Trust 2026-P3 (the “Issuer”), a trust formed by the Company pursuant to a trust agreement (as amended, restated or otherwise modified, the “Trust Agreement”) between the Company and BNY Mellon Trust of Delaware, as owner trustee. The Notes will be issued pursuant to an indenture (the “Indenture”) between the Issuer, Carvana Auto Receivables Grantor Trust 2026-P3 and Computershare Trust Company, N.A., as indenture trustee (the “Indenture Trustee”).

In that connection, we generally are familiar with the proceedings required to be taken in connection with the proposed authorization, issuance and sale of any series of Notes and have examined copies of such documents, corporate records and other instruments as we have deemed
Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including
Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England & Wales), Mayer Brown Hong Kong LLP (a Hong Kong limited liability partnership) and Tauil & Chequer Advogados (a Brazilian partnership).

Mayer Brown LLP
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necessary or appropriate for the purpose of this opinion, including the Prospectus and the underwriting agreement and current drafts of the Trust Agreement, the Indenture (including the form of Notes included as an exhibit thereto), the grantor trust agreement, the receivables purchase agreement, the receivables transfer agreement, the FAC receivables purchase agreement, the receivables contribution agreement, the servicing agreement, the backup servicing agreement, the collateral custodian agreement, the administration agreement and the asset representations agreement (collectively, the “Operative Documents”). Terms used herein without definitions have the meanings given to such terms in the Prospectus.
The opinion set forth herein is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the “IRS”) contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS and existing judicial decisions. No tax rulings will be sought from the IRS with respect to any of the matters discussed herein. The statutory provisions, regulations and interpretations on which our opinions are based are subject to change, which changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinions may not be taken by the IRS.
Based on the foregoing and assuming that the Operative Documents are executed and delivered in substantially the form we have examined and that the transactions contemplated to occur under the Operative Documents in fact occur in accordance with the terms thereof, to the extent that the statements set forth in the Prospectus under the captions “Prospectus Summary—Tax Considerations” and “Certain Federal Income Tax Considerations” constitute matters of U.S. federal income tax law or legal conclusions with respect thereto relating to U.S. federal tax matters, and to the extent such statements expressly state our opinions or state that our opinion has been or will be provided as to the Offered Notes, we hereby confirm and adopt the opinions set forth therein (subject to the qualifications, assumptions, limitations and exceptions set forth therein).

Mayer Brown LLP
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We know that we are referred to under the captions referred to above included in the Prospectus, and we hereby consent to the use of our name therein and to use of this opinion for filing as Exhibit 8.1 to a Form 8-K filed in connection therewith, without admitting that we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement or the Prospectus.
Respectfully submitted,

/s/ Mayer Brown LLP

Mayer Brown LLP